Exhibit 99.1

Contact: Bob Butter, Office: 412-820-1347 / Cell: 412-736-6186 / bbutter@tollgrade.com

TOLLGRADE REPORTS FOURTH QUARTER RESULTS WITHIN ESTIMATES

PITTSBURGH, PA – January 26, 2005 - Tollgrade Communications, Inc. (NASDAQ: TLGD) today reported fourth quarter 2004 revenue and earnings within its previous estimate range. The Company said that it recorded revenue of $16,106,000 and earnings of $0.05 per share for the fourth quarter ended December 31, 2004. The Company also generated $1,944,000 in operating cash flow for the same period.

In comparison, revenue and earnings per share for the fourth quarter of 2003 were $17,806,000 and $0.10 per share, respectively. Revenue and earnings per share for the fourth quarter of 2004 were within the Company’s revised range of estimates provided on January 18, 2005, which indicated sales would be approximately $16.0 million and earnings between $0.04 and $0.06.

For the fiscal year ended December 31, 2004, the Company recorded revenues of $62,818,000 and earnings of $0.10 per share; revenues were $65,100,000 and earnings were $0.24 per share for the fiscal year ended December 31, 2003.

“We were pleased with the strong sales of our LoopCare™ features during the fourth quarter, 2004,” said Mark B. Peterson, Chief Executive Officer. “One of our RBOC customers, in particular, purchased several LoopCare features during the quarter, which reflects the ongoing value of that product line to our customers. In addition, another RBOC customer made a significant purchase of our DigiTest® products. That customer is now moving forward with our technology for LTS expansion and replacement as well as DSL pre-qualification. Competitive carriers also continued to purchase additional DigiTest hardware during the fourth quarter to augment their existing systems.”

Fourth Quarter 2004 Revenue Results

Overall sales of cable hardware and software products were $2,971,000 in the fourth quarter of 2004, compared to $5,152,000 in the fourth quarter of the prior year. During the fourth quarter we completed the CableLabs process for DOCSIS® certification of our Alpha transponders. Although we expected to ship a majority of those products in the fourth quarter, 2004, we have delayed shipment of most of these transponders while we address an end user customer’s specification requirements. We hope to get these issues resolved during the first quarter of 2005.

Overall sales of the Company’s MCU® products, which extend testability into the POTS network, were $5,253,000 in the fourth quarter of 2004, compared to $7,949,000 in the corresponding prior year quarter. As anticipated, MCU sales to RBOCs were down 25% from the comparable period of the prior year, and OEM sales of that product declined substantially, due to lower demand for digital loop carrier systems and delay in testability initiatives due to customers’ professional service budgets.

Sales of LoopCare software products separate and unrelated to the Company’s DigiTest system products were $1,719,000 in the fourth quarter of 2004 compared to sales of $921,000 in the comparable period of the prior year. The LoopCare software product line, which involves software license fees that are individually significant in amount, typically has long and less predictable sales, purchase approval and acceptance cycles. As a result, revenue from this product line can fluctuate significantly on a quarter-by-quarter basis. Total software license fees and services revenue related to LoopCare were $4,079,000 in the fourth quarter of 2004 compared to $2,957,000 in the comparable period of the prior year.

Sales of Tollgrade’s DigiTest system products were $2,867,000 in the fourth quarter of 2004, compared to $790,000 in the same period of 2003. DigiTest revenues increased in the fourth quarter of 2004 compared to the fourth quarter of 2003, primarily due to RBOC LTS modernization initiatives and rollout of DSL pre-qualification programs, and existing CLEC customers continuing to purchase DigiTest products to augment their expanding networks.

Fourth quarter 2004 sales from Services, which include installation oversight and project management services provided to RBOCs and fees for software maintenance, were $3,296,000, up 10% compared to $2,994,000 in the fourth quarter of the prior year.

Fourth Quarter 2004 Financial and Operating Data

Gross profit for the fourth quarter of 2004 was $9,264,000, a decrease of $1,152,000, or 11.1%, from the fourth quarter of 2003, resulting primarily from lower MCU and cable products revenues in the fourth quarter of 2004. As a percentage of sales, gross profit for the fourth quarter of 2004 was 57.5% versus 58.5% for the prior year quarter. The Company’s gross margin is sensitive to product sales mix, and although quarter over quarter sales of DigiTest and LoopCare software products increased, sales of MCUs and CATV products declined substantially. As a result, gross margins declined slightly in the fourth quarter of 2004 compared to the fourth quarter of the prior year.

Overall operating expenses decreased $459,000, or 5.5%, from $8,387,000 in the fourth quarter of 2003 to $7,928,000 in the fourth quarter of 2004. Selling and marketing expenses in the quarter were $2,431,000, a decrease of $246,000, or 9.2%, from the same period in 2003. The decrease in the cost is associated with lower consulting costs and travel costs. General and administrative expenses increased $134,000, or 7.6%, from $1,767,000 in the fourth quarter of 2003 to $1,901,000 in the same period in 2004. The increase in the expense is primarily attributed to increased professional services costs, offset by a decrease in bad debt expense. Research and development expenses for the fourth quarter of 2004 were $3,596,000, a decrease of $347,000, or 8.8%, from the fourth quarter of 2003. The decrease in research and development expense is associated with lower salaries due to decreased headcount, lower professional service costs related to research and development projects, as well as lower prototype expense.

The effective tax rate for the fourth quarter of 2004 was 55.5%, compared to 38.0% in the prior year quarter. The increase is directly related to providing $300,000 of expense related to the net effect of tax contingency reserves and certain state net operating losses valuation allowances.

The Company’s order backlog for firm customer purchase orders and signed software maintenance contracts was $14,710,000 as of December 31, 2004, compared to backlog of $15,347,000 as of December 31, 2003. The decrease in the backlog from December 31, 2003 to December 31, 2004 is attributed to lower maintenance backlog along with a decrease in MCU orders in the fourth quarter. The backlog at December 31, 2004 and December 31, 2003 included approximately $5,487,000 and $6,105,000, respectively, related to software maintenance contracts, which is earned and recognized as income on a straight-line basis during the remaining terms of the underlying agreements. At each respective year-end, the Company had executed maintenance agreements with two of the four RBOCs while negotiating agreements with the other two customers. At each respective year-end, the backlog did not include amounts related to the two unsigned agreements.

Management expects that approximately 51% of the current total backlog will be recognized as revenue in the first quarter of 2005.

First Quarter 2005 Outlook

“Regarding our first quarter 2005 outlook, we have a number of projects included in our forecast which are subject to competitive elements, customer budget availability and product acceptances. As a result, our revenue and earnings ranges are rather broad. We expect revenues in the first quarter, 2005 to range from $14 to $18 million with earnings per share of ($.08) to $.05, including the effect of approximately $780,000 of payments to the Company’s former Chairman and Chief Executive Officer who recently retired,” said Mark Peterson.

“We have made some initial sales in 2004 to Lucent Technologies for deployment of our products into Saudi Arabia under the agreement that we announced late last year. Due to current project deployment schedules, our first quarter 2005 outlook includes only a relatively small amount of sales contribution from this contract. Our current expectation is that sales activity related to this agreement will begin to increase after the end of the first quarter, 2005,” continued Peterson.

Conference Call and Webcast

A conference call to discuss earnings results for the fourth quarter of 2004 will be held on Thursday, January 27, 2005 at 9:00 AM, Eastern Time. The telephone number for U.S. participants is 1-800-860-2442 (international: 412-858-4600). Please reference Tollgrade/Peterson to identify the call. The conference call will also be broadcast live over the Internet. To listen to this conference call via the Internet, simply log on to the following URL address: http://phx.corporate-ir.net/playerlink.zhtml?c=80100&s=wm&e=950055.

About Tollgrade

Tollgrade Communications, Inc. is a full-system provider of leading hardware and software testing solutions for the global telecommunications and cable broadband industries. Tollgrade designs, engineers, markets and supports test systems, test access and status monitoring products. The Company, which is headquartered in the Pittsburgh suburb of Cheswick, Pa., recorded 2004 revenues of $62.8 million. The Company’s web address is www.tollgrade.com.

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per-share data)

	Three Months Ended		Twelve Months Ended
	Dec. 31, 2004	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2003
Revenues:
Products	$12,810	$14,812	$49,770	$52,802
Services	3,296	2,994	13,048	12,298

	16,106	17,806	62,818	65,100

Cost of sales:
Products	5,354	5,910	22,191	22,966
Services	965	990	3,768	3,766
Amortization	523	490	2,017	2,381

	6,842	7,390	27,976	29,113

Gross profit	9,264	10,416	34,842	35,987

Operating expenses:
Selling and marketing	2,431	2,677	9,483	9,388
General and administrative	1,901	1,767	7,346	6,997
Research and development	3,596	3,943	15,755	14,925
Severance	—	—	269	—

Total operating expenses	7,928	8,387	32,853	31,310

Income from operations	1,336	2,029	1,989	4,677

Other Income	180	92	447	400

Income before income taxes	1,516	2,121	2,436	5,077

Provision for income taxes	842	806	1,091	1,929

Net income	$674	$1,315	$1,345	$3,148

Diluted earnings per-share information:

Weighted average shares of common stock and equivalents	13,225	13,347	13,253	13,313

Net income per common and common equivalent shares	$0.05	$0.10	$0.10	$0.24

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	December 31, 2004	December 31, 2003
ASSETS

Current assets:

Cash and cash equivalents	$32,622	$31,060
Short-term investments	18,537	17,625
Accounts receivable:
Trade	10,691	9,255
Other	106	122
Inventory	12,941	11,155
Prepaid expenses	2,543	1,534
Deferred and refundable tax assets	2,107	1,745

Total current assets	79,547	72,496

Property and equipment, net	7,860	8,292
Deferred tax assets	176	1,153
Capitalized software costs, net	6,453	7,713
Intangibles	45,108	44,500
Goodwill	19,340	19,340
Other assets	350	335

Total assets	$158,834	$153,829

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,087	$1,007
Accrued warranty	2,081	2,150
Accrued expenses	1,772	589
Accrued salaries and wages	718	912
Accrued royalties payable	414	396
Income taxes payable	168	1,018
Deferred income	2,462	480

Total current liabilities	8,702	6,552

Deferred tax liabilities	2,623	1,448

Total liabilities	11,325	8,000

Total shareholders’ equity	147,509	145,829

Total liabilities and shareholders’ equity	$158,834	$153,829

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Cash Flows
(In thousands)

	Twelve Months Ended
	Dec. 31, 2004	Dec. 31, 2003

Cash flows from operating activities:
Net income	$1,345	$3,148
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,629	4,749
Tax benefit from exercise of stock options	65	77
Refundable income taxes	(580)	254
Deferred income taxes	2,370	1,260
Provisions for losses on inventory	(45)	(877)
Provision for allowance for doubtful accounts	(162)	441
Changes in assets and liabilities:
Increase in accounts receivable-trade	(1,274)	(1,750)
Decrease in accounts receivable-other	16	30
(Increase) decrease in inventory	(1,741)	5,116
Increase in prepaid expenses and other assets	(1,028)	(93)
Increase in accounts payable	80	507
Decrease in accrued warranty	(69)	(56)
Increase (decrease) in accrued expenses and deferred income	3,165	(568)
Increase in accrued royalties payable	18	74
(Decrease) increase in accrued salaries and wages	(194)	369
(Decrease) increase in income taxes payable	(850)	327

Net cash provided by operating activities	5,745	13,008

Cash flows from investing activities:
Purchase of Cheetah	—	(14,899)
Purchase of short-term investments	(15,246)	(4,936)
Redemption/maturity of short-term investments	14,334	6,640
Capital expenditures, including capitalized software	(2,826)	(2,800)
Investments in other intangible assets	(715)	—

Net cash used in investing activities	(4,453)	(15,995)

Cash flows from financing activities:
Proceeds from exercise of stock options	270	248

Net cash provided by financing activities	270	248

Net decrease in cash and cash equivalents	1,562	(2,739)
Cash and cash equivalents at beginning of period	31,060	33,799

Cash and cash equivalents at end of period	$32,622	$31,060

Forward-Looking Statements

The statements contained in this release which are not historical facts are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements, which may be expressed in a variety of ways, including the use of forward-looking terminology, relate to, among other things, resolution of technological issues associated with our transponder products and our ability to ship these products in subsequent periods, expected revenue and earnings results for the 2005 first quarter and the recognition of backlog as revenue during the 2005 first quarter. The Company does not undertake any obligation to publicly update any forward-looking statements.

These forward-looking statements and other forward-looking statements contained in other public disclosures of the Company are based on assumptions that involve risks and uncertainties and are subject to change based on the considerations described below. These risks, uncertainties and other factors may cause actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward looking statements. The Company wishes to caution each reader of this release to consider the following factors and certain other factors discussed herein and in past reports including, but not limited to, prior year Annual Reports and Form 10-K and Form 10-Q reports filed with the Securities and Exchange Commission (“SEC”). The factors discussed herein may not be exhaustive. Therefore, the factors discussed herein should be read together with other reports and documents that are filed by the Company with the SEC from time to time, which may supplement, modify, supersede or update the factors listed in this document.

•	We recently emphasized our network assurance and testing software solutions and cable monitoring products, areas in which we have limited experience. This makes the prediction of future operating results for these portions of our business very difficult. A substantial portion of our research and development expenses is expected to relate to these products. If we fail to increase sales in these products, our future revenue and net income, as well as the prospects for these critical portions of our business, will be materially and adversely affected.

•	We have derived a substantial amount of our revenues from sales of products and related services to the telecommunications industry, which has experienced significant consolidation and decreased capital spending in the past few years. We cannot be certain that consolidations in, or a slowdown in the growth of, the telecommunications industry will not harm our business.

•	We base our expense levels in part on forecasts for future orders and sales, which are extremely difficult to predict. A substantial portion of our operating expenses is related to personnel, facilities and sales and marketing. The level of spending for such expenses cannot be adjusted quickly and is, therefore, relatively fixed in the short term. Accordingly, our operating results will be harmed if revenues fall below our expectations in a particular quarter.

•	The sales cycle for our software products is long as they involve significant capital commitments by customers, and are dependent upon a number of different factors including business growth, spending patterns and budgetary resources of our customers. The delay or failure to complete one or more large license transactions in a quarter could cause our operating results to fall below our expectations.

•	Many of the Company’s products must comply with significant governmental and industry-based regulations, certifications, standards and protocols, some of which evolve as new technologies are deployed. Compliance with such regulations, certifications, standards and protocols may prove costly and time-consuming for the Company, and the Company cannot provide assurance that its products will continue to meet these standards in the future. In addition, regulatory compliance may present barriers to entry in particular markets or reduce the profitability of the Company’s product offerings. Such regulations, certifications, standards and protocols may also adversely affect the industries in which we compete, limit the number of potential customers for the Company’s products and services or otherwise have a material adverse effect on its business, financial condition and results of operations. Failure to comply, or delays in compliance, with such regulations, standards and protocols or delays in receipt of such certifications could delay the introduction of new products or cause the Company’s existing products to become obsolete.

•	In the third quarter of 2004, the Company completed a reduction in work force taken in response to the recent decrease in revenues in our telecom business. These actions could have long-term adverse effects on that portion of our business. There are several risks inherent in our efforts to bring our cost base in line with the current environment by reducing our telecom workforce. These include the risk that we will not be successful in achieving our planned cost reductions, and that even if we are successful in doing so, we will still not be able to reduce expenditures quickly enough to restore profitability in that portion of our business and may have to undertake further restructuring initiatives that would entail additional charges and create additional risks. In addition, there is the risk that cost-cutting initiatives will impair our ability to effectively develop and market products and remain competitive in the telecom business. Each of the above measures could have long-term effects on our business by reducing our pool of talent, decreasing or slowing improvements in our products, making it more difficult for us to respond to customers, limiting our ability to increase production quickly if and when the demand for our products increases and limiting our ability to hire and retain key personnel. These circumstances could cause our earnings to be lower than they otherwise might be.

•	Because our cable products generate lower margins than our proprietary MCU and software offerings, an increase in the percentage of our sales of cable-related products relative to our traditional products will result in lower profitability. Furthermore, as consolidations within the cable industry and the adoption of the DOCSIS standards have caused and could continue to cause pricing pressure as competitors lower product pricing, our revenues have been and may continue to be adversely affected. As a result, as our business shifts from our higher margin proprietary products to lower margin cable offerings and standardized products for which we have competition, we will need to sell greater volumes of our products to maintain profitability.

•	Due to the Company’s dependence upon a few major customers for a majority of our revenues, the loss of any of these customers or continued decreases in the capital budgets of these customers or cancellation, delay or reduction in purchases or products at historical levels, would significantly reduce our revenues and net income. The capital budgets of our customers, are dictated by a number of factors, most of which are beyond our control, including:

•	the conditions of the telecommunications market and the economy in general;

•	subscriber line loss and related reduced demand for traditional POTS telecommunications services;

•	disputes between our customers and their collective bargaining units;

•	the failure to meet established purchase forecasts and growth projections;

•	competition; and

•	reorganizations, including management changes, at one or more of our customer or potential customers.

If the financial strength of one or more of our major customers should deteriorate, or if they have difficulty acquiring investment capital due to any of these or other factors, a substantial decrease in our revenues would likely result.

•	A large portion of the Company’s sales are attributable to our core proprietary MCU technology, and those sales largely depend upon the rate of deployment of new, and the retrofitting of existing, Digital Loop Carrier (DLC) systems in the United States. Further, if our customers implement certain next generation network improvements that do not require the use of our MCU products, it could materially impact our MCU sales. If our major customers fail to continue to build-out their DSL networks and other projects requiring DLC deployments, or if we otherwise satisfy the domestic telecommunications market’s demand for MCUs, our future results would be materially and adversely affected.

•	The Company depends upon a relatively narrow range of products for the majority of our revenue. Our success in marketing our products is dependent upon their continued acceptance by our customers. In some cases, our customers require that our products meet their own proprietary requirements. If we are unable to satisfy such requirements, or forecast and adapt to changes in such requirements, our business could be materially harmed. Rapid technological change, including industry standards, could also render our products obsolete. The adoption of industry-wide standards, such as the HMS and DOCSIS cable standards, may result in the elimination of or reductions in the demand for many of our proprietary products, such as our Cheetah head-end hardware products and other Cheetah products. Furthermore, if we are unable to forecast the demand for, and to develop new products or to adapt our existing products to meet, evolving standards and other technological innovations, or if our products and services do not gain the acceptance of our customers, there could be a negative effect on our future results.

•	Changes in the telecommunications or cable regulatory environment that, among other results, increase our costs of doing business, require our customers to share assets with competitors or prevent the Company or our customers from engaging in business activities they may wish to conduct, could significantly reduce the demand for our products and adversely affect our future results.

•	Although we seek to protect our technology through a combination of copyrights, trade secret laws, contractual obligations and patents, these protections many not be sufficient to prevent the wrongful appropriation of our intellectual property, nor will they prevent our competitors from independently developing technologies that are substantially equivalent or superior to our proprietary technology. If we are unable to successfully assert and defend our proprietary rights in the technology utilized in our products, or if third parties are able to successfully assert that our use of technology infringes upon the proprietary rights of others, our future results could be adversely affected.

•	Some of our products require technology that we must license from the manufacturers of systems with which our products must be compatible. If we are unable to obtain and retain these license agreements on favorable terms, there could be a material adverse effect on our business.

•	We depend upon a limited number of third party subcontractors to manufacture certain aspects of our products and we procure components from a limited number of outside suppliers. If we were to encounter a shortage of key manufacturing components from limited sources of supply, or experience manufacturing delays caused by reduced manufacturing capacity or integration issues related to our acquisition of the Cheetah product line, the loss of key assembly subcontractors or other factors, our ability to produce and ship our manufactured products and therefore our future results could be materially adversely affected.

•	We may pursue, acquisitions of companies, product lines and technologies, which acquisitions involve numerous risks, including the disruption of our business, exposure to assumed or unknown liabilities of the acquired target, and the failure to integrate successfully the operations and products of acquired businesses. Goodwill arising from acquisitions may result in significant charges against our operating results in one or more future periods. Furthermore, we may never achieve the anticipated results or benefits of an acquisition, such as increased market share or the successful development and sales of a new product. The effects of any of these risks could materially harm our business and reduce our future results of operations.

•	The carrying value of certain of our intangible assets, consisting primarily of goodwill related to our LoopCare software and Cheetah product line acquisitions from Lucent Technologies, Inc. and Acterna, LLC, respectively, could be impaired by changing market conditions. We are required under generally accepted accounting principles to review our amortizable intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill is required to be tested for impairment at least annually. Factors that may indicate that the carrying value of our intangible assets may not be recoverable include a decline in stock price and market capitalization and lower than anticipated cash flows produced by such intangible assets. If our stock price and market capitalization decline, or if we do not realize the expected revenues from an intangible asset, we may be required to record a significant charge to earnings in our financial statements during the period in which any impairment of that intangible asset is determined.

•	Our future sales in international markets are subject to numerous risks and uncertainties, including local economic and labor conditions, political instability including terrorism and other acts of war or hostility, unexpected changes in the regulatory environment, trade protection measures, tax laws, our ability to market current or develop new products suitable for international markets, obtaining and maintaining successful distribution and resale channels and foreign currency exchange rates. Reductions in the demand for or the sales of our products in international markets could adversely affect future results.

•	Any significant defect, error, failure or misuse of our products or other problems within or out of our control that may arise from the use of our products could jeopardize our relationships with our customers, resulting in substantial costs for both the Company and our customers as well as the cancellation of orders, warranty costs, product returns and legal actions that could adversely affect our future results.

•	If third parties with whom we have entered into OEM and other partnerships should fail to meet their own performance objectives, customer demand for our products could be adversely affected, which would have an adverse effect on our revenues.

•	There is a trend for some of our customers to place large orders near the end of a quarter or fiscal year, in part to spend remaining available capital budget funds. Seasonal fluctuations in customer demand for our products driven by budgetary and other reasons can create corresponding fluctuations in period-to-period revenues, and we therefore cannot assure you that our results in one period are necessary indicative of our results in any future period. In addition, the number and timing of large individual sales has been difficult for us to predict, and large individual sales have, in some cases, occurred in quarters subsequent to those we anticipated, or have not occurred at all. The loss or deferral of one or more significant sales in a quarter could harm our operating results.

•	The markets for some of our products are very competitive. Some of our competitors may have greater technological, financial, manufacturing, sales and marketing, and personnel resources than we have and may have an advantage in responding more rapidly or effectively to changes in industry standards or technologies and may better withstand the pricing pressures that increased competition may bring. If our introduction of improved products or services is not timely or well received, or if our competitors reduce their prices for products that are comparable to ours, demand for our products and services could be adversely affected.

•	The successful development of a secondary market for our products by a third party could negatively affect demand for our products, reducing our future revenues.

•	If the Company is unable to identify and hire the personnel that we need to succeed, or if one or more of our present key employees were to cease to be associated with the Company, our future results could be adversely affected.

•	We may from time to time be involved in various lawsuits and legal proceedings which arise in the ordinary course of business. An adverse resolution of these matters could negatively impact our financial position and results of operations.

™EDGE is a trademark of Tollgrade Communications, Inc.
™LoopCare is a trademark of Tollgrade Communications, Inc.
™Cheetah is a trademark of Tollgrade Communications, Inc.
® DigiTest is a registered trademark of Tollgrade Communications, Inc.
® MCU is a registered trademark of Tollgrade Communications, Inc.
®DOCSIS is a registered trademark of Cable Television Laboratories, Inc.
All other trademarks are the property of their respective owners.